                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------

                           CellNet Data Systems, Inc.
                     ----------------------------------
                              (Name of Issuer)

                              Common Stock
                     ----------------------------------
                       (Title of Class of Securities)

                                  15115M 101
                     ----------------------------------
                              (CUSIP Number)

   Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                              Page 1 of 13 Pages
                                        ---

CUSIP No. 15115M101                  13G                 Page  2  of  13 Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

 William C. Edwards
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
 United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power          2,942,012
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power            949,838
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power         2,942,012
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power           949,838
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
 3,891,850
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
 10.1%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
 00 (Group)
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 15115M101                  13G                 Page  3  of  13 Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

 William C. Edwards Trust, William L. Edwards and Cree A. Edwards, Trustees, U/A DTD 12/8/92
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
 United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                  0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power            627,620
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                  0
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power           627,620
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
 627,620
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
 1.6%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
 00 (Group)
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 15115M101                  13G                 Page  4  of  13 Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

 William C. Edwards Charitable Remainder Trust dtd 7/15/92, Alan R. Brudos
 and William C. Edwards, Trustees
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
 United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                  0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power            113,534
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                  0
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power           113,534
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
 113,534
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
 .3%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
 00 (Group)
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 15115M101                  13G                 Page   5 of  13 Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

 Barbara Edwards
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
 United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power             91,044
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                  0
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power             91,044
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                  0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
91,044
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
 .2%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
 00 (Group)
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 15115M101                  13G                 Page   6  of  13 Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

 Katherine V. Gray
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
 United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power              58,820
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                   0
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power              58,820
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                   0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
 58,820
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
 .15%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
 00 (Group)
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 15115M101                  13G                 Page   7 of  13 Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

Kristin E. Gray
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  /X/
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
 United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power             58,820
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                  0
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power             58,820
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                  0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
 58,820
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
 .15%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
 00 (Group)
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 15115M101                                       Page  8  of 13  Pages
          ---------                                            ---    ---


ITEM 1(A).  NAME OF ISSUER
CellNet Data Systems, Inc.
-------------------------------------------------------------------------------


ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
125 Shoreway Road
San Carlos, CA 94070
-------------------------------------------------------------------------------


ITEM 2(A).  NAME OF PERSON(S) FILING
William C. Edwards
-------------------------------------------------------------------------------


ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
Bryan and Edwards 3000 Sand Hill Road Building 1, Suite 190 Menlo Park, CA
94025
-------------------------------------------------------------------------------


ITEM 2(C).  CITIZENSHIP
United States
-------------------------------------------------------------------------------


ITEM 2(D).  TITLE OF CLASS OF SECURITIES
Common Stock
-------------------------------------------------------------------------------


ITEM 2(E).  CUSIP NUMBER
15115M101
-------------------------------------------------------------------------------


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A
N/A
-------------------------------------------------------------------------------

ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:
    3,891,850
    ---------------------------------------------------------------------------

    (b) Percent of Class:
    10.1%
    ---------------------------------------------------------------------------


--------------
* Combined with other members of the group, the total ownership of the group exceeds 5% of the class as of December 31, 1996.

CUSIP No. 15115M101                                       Page  9  of 13  Pages
          ---------                                            ---    ---

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote

              Banner Partners, William C. Edwards and Alan R.
               Brudos, General Partners                              2,037,492
              Banner Partners/Minaret wholy owned by Banner
               Partners, William C. Edwards and Alan R.
               Brudos, General Partners                                553,298
              Carson, a partnership, William  C. Edwards,
               General Partner                                           5,568
              The Edwards Foundation, William C. Edwards, Trustee      114,534
              William C. Edwards Revocable Trust U/A 9/22/88,
               William C. Edwards Trustee                              215,120
              William C. Edwards, Trustee, Elizabeth Adams
               Edwards Trust dtd 11/14/90                                4,000
              William C. Edwards, Trustee, Helen Grace Edwards
               Trust dtd 11/14/90                                        4,000
              William C. Edwards Trustee, Laura Ann Edwards Trust
               dtd 11/14/90                                              4,000
              William C. Edwards, Trustee, Scott Paul Edwards Trust
               dtd 11/14/90                                              4,000
              TOTAL                                                  2,942,012
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote**

              William C. Edwards Trust, William L. Edwards and Cree
               A. Edwards, Trustees U/A DTD 12/8/92                   627,620
              William C. Edwards Charitable Remainder Trust dtd
               7/15/92, Alan R. Brudos and William C. Edwards,
                Trustee                                               113,534
              Barbara Edwards                                          91,044
              Katherine V. Gray                                        58,820
              Kristin E. Gray                                          58,820
              TOTAL                                                   949,838
              -----------------------------------------------------------------

--------------
** William C. Edwards and the person or trustees to whom the shares are registered can vote and dispose of these shares without the consent of the other party.

CUSIP No. 15115M101                                     Page 10  of 13  Pages
          ---------                                          ---    ---

        (iii) sole power to dispose or to direct the disposition of

              Banner Partners, William C. Edwards and Alan R.
               Brudos, General Partners                              2,037,492
              Banner Partners/Minaret wholy owned by Banner
               Partners, William C. Edwards and Alan R.
               Brudos, General Partners                                553,298
              Carson, a partnership, William  C. Edwards,
               General Partner                                           5,568
              The Edwards Foundation, William C. Edwards, Trustee      114,534
              William C. Edwards Revocable Trust U/A 9/22/88,
               William C. Edwards Trustee                              215,120
              William C. Edwards, Trustee, Elizabeth Adams
               Edwards Trust dtd 11/14/90                                4,000
              William C. Edwards, Trustee, Helen Grace Edwards
               Trust dtd 11/14/90                                        4,000
              William C. Edwards Trustee, Laura Ann Edwards Trust
               dtd 11/14/90                                              4,000
              William C. Edwards, Trustee, Scott Paul Edwards Trust
               dtd 11/14/90                                              4,000
              TOTAL                                                  2,942,012
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of**

              William C. Edwards Trust, William L. Edwards and Cree
               A. Edwards, Trustees U/A DTD 12/8/92                   627,620
              William C. Edwards Charitable Remainder Trust dtd
               7/15/92, Alan R. Brudos and William C. Edwards,
                Trustees                                              113,534
              Barbara Edwards                                          91,044
              Katherine V. Gray                                        58,820
              Kristin E. Gray                                          58,820
              TOTAL                                                   949,838
              -----------------------------------------------------------------


--------------
** William C. Edwards and the person or trustees to whom the shares are registered can vote and dispose of these shares without the consent of the other party.

CUSIP No. 15115M101                                      Page 11  of 13  Pages
          ---------                                           ---    ---

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
 N/A
-------------------------------------------------------------------------------

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
 N/A
-------------------------------------------------------------------------------


ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
  THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
 N/A
-------------------------------------------------------------------------------


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
 See attached Exhibit A.
-------------------------------------------------------------------------------


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
 N/A
-------------------------------------------------------------------------------


ITEM 10. CERTIFICATION
 N/A

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

CUSIP No. 15115M101                                      Page 12  of 13  Pages
          ---------                                          ---    ---

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                       2-7-97
                                       ----------------------------------------
                                       (Date)

                                       /s/ W. C. Edwards
                                       ----------------------------------------
                                       (Signature)

                                       William C. Edwards
                                       ----------------------------------------
                                       (Name/Title)
                                       General Partner,
                                       Banner Partners


                                       2-10-97
                                       ----------------------------------------
                                       (Date)

                                       /s/ C. Edwards
                                       ----------------------------------------
                                       (Signature)

                                       William C. Edwards Trust, William L.
                                       Edwards and Cree A. Edwards, Trustees
                                       U/A DTD 12/8/92
                                       ----------------------------------------
                                       (Name/Title)


                                       2-7-97
                                       ----------------------------------------
                                       (Date)

                                       /s/ Alan R. Brudos
                                       ----------------------------------------
                                       (Signature)

                                       William C. Edwards Charitable
                                       Remainder Trust dtd 7/15/92,
                                       Alan R. Brudos and William C. Edwards
                                       Trustees
                                       ----------------------------------------
                                       (Name/Title)

CUSIP No. 15115M101                                      Page 13  of 13  Pages
          ---------                                           ---    ---


                                        2-7-97
                                       ----------------------------------------
                                       (Date)

                                        /s/ Bardara Edwards
                                       ----------------------------------------
                                       (Signature)

                                       Barbara Edwards
                                       ----------------------------------------
                                       (Name/Title)


                                       2-7-97
                                       ----------------------------------------
                                       (Date)

                                       /s/ Katherine V. Gray
                                       ----------------------------------------
                                       (Signature)

                                        Katherine V. Gray
                                       ----------------------------------------
                                       (Name/Title)

                                       2-7-97
                                       ----------------------------------------
                                       (Date)

                                       /s/ Kristin Gray
                                       ----------------------------------------
                                       (Signature)

                                       Kristin E. Gray
                                       ----------------------------------------
                                       (Name/Title)

CUSIP No. 15115M101
          ---------

                                  EXHIBIT A

 The following entities and individuals agree to vote their share as a group:

                                       2-7-97
                                       ----------------------------------------
                                       (Date)

                                        /s/ W. C. Edwards
                                       ----------------------------------------
                                       (Signature)

                                       William C. Edwards
                                       ----------------------------------------
                                       (Name/Title)
                                       General Partner,
                                       Banner Partners

                                       2-10-97
                                       ----------------------------------------
                                       (Date)

                                       /s/ C. Edwards
                                       ----------------------------------------
                                       (Signature)

                                       William C. Edwards Trust, William L.
                                       Edwards and Cree A. Edwards, Trustees
                                       U/A DTD 12/8/92
                                       ----------------------------------------
                                       (Name/Title)

                                       2-7-97
                                       ----------------------------------------
                                       (Date)

                                       /s/ Alan R. Brudos
                                       ----------------------------------------
                                       (Signature)

                                       William C. Edwards Charitable
                                       Remainder Trust dtd 7/15/92,
                                       Alan R. Brudos and William C. Edwards
                                       Trustees
                                       ----------------------------------------
                                       (Name/Title)

CUSIP No. 15115M101
          ---------

                                       2-7-97
                                       ----------------------------------------
                                       (Date)

                                       /s/ Barbara Edwards
                                       ----------------------------------------
                                       (Signature)

                                       Barbara Edwards
                                       ----------------------------------------
                                       (Name/Title)

                                       2-7-97
                                       ----------------------------------------
                                       (Date)

                                       /s/ Katherine V. Gray
                                       ----------------------------------------
                                       (Signature)

                                       Katherine V. Gray
                                       ----------------------------------------
                                       (Name/Title)

                                       2/7/97
                                       ----------------------------------------
                                       (Date)

                                       /s/ Kristin Gray
                                       ----------------------------------------
                                       (Signature)

                                       Kristin E. Gray
                                       ----------------------------------------
                                       (Name/Title)